Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, effective as of the 7th day of December, 2020 (the “Effective Date”) by and between Custodian Ventures LLC, a Wyoming limited liability company (“Seller”), David Lazar, solely for the purposes of Articles II, V and VI and DR Shell LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller owns 10 Million Preferred A and 18 Million Common Shares (collectively, the “Shares”) of PhoneBrasil International, Inc. (f/k/a Utz Technologies, Inc.), a New Jersey corporation (the “Company”). This Agreement provides for the acquisition of the Shares by Buyer for a total purchase price of U.S. Dollars ($245,000.00) (the “Purchase Price”) on the terms and conditions set forth below.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.1 Closing. The purchase of the Shares shall be consummated at a closing (“Closing”) to take place at 10:00 o’clock a.m., on December 7, 2020 unless extended by agreement of the parties hereto (the “Closing Date”). Below are the Seller’s wire instructions:

Bank Name ________________ Chase Bank address ________________________

ABA # _____________ Account # _______________

Company Name: CUSTODIAN VENTURES LLC

Company Address _________________________

Section 1.2  Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares.

Section 1.3 Purchase Price.

(a) The sum of $230,000 of the Purchase Price for the Shares shall be paid directly to Seller, on or before the Closing Date, by Buyer to Seller by wire transfer or other form of immediately available good funds against delivery of the Shares in transferable form from Seller to Buyer, and the balance of $15,000 (the Escrowed Funds) shall be paid to the Escrow Agent as provided in Section 1.3 (b) to be held in escrow for a period of sixty (60) days following closing as security in the event of any breaches of representations or warranties or covenants of the Company. If, after sixty (60) days following closing, Buyer receives no notice(s) of any claims, the Escrow Agent shall release and deliver the Escrowed Funds to Seller via the wire instructions furnished in §1.1.

(b) Nason, Yeager, Gerson, Harris & Fumero, P.A. shall serve as Escrow Agent under an Escrow Agreement, the form of which is annexed as Exhibit A.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to and to obtain the reliance of Buyer, Seller represents and warrants to Buyer that each of the following are true, correct, and complete as of the Effective Date and will be correct and complete as of the Closing. All references in this Agreement to “knowledge of the Seller” shall mean the actual knowledge, after reasonable investigation, of the Seller and its sole officer and director, David Lazar. The Seller has no officers or any member or manager other than David Lazar.

Section 2.1 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Seller is a party or to which the Shares are subject. Seller has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2 Title to the Shares. Seller owns of record and beneficially the Share, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

Section 2.3 Tax Matters. The Shares are not subject to any lien arising in connection with any failure or alleged failure to pay tax. There are no pending, threatened, or proposed audits, assessments or claims from any tax authority for deficiencies, penalties, or interest with respect to Seller that would affect the Shares.

 Section 2.4 Due Diligence Materials Provided. Seller has provided Buyer with true and accurate copies of all corporate books and records relating to the Company in Seller’s possession or control, save. Seller does not have any actual knowledge of any liability or obligation of the Company other than is reflected in said books and records.

Section 2.5 Brokers and Finders. The Seller represents and warrants that Seller has made no agreements involving any fees of any type that relate to this Agreement and that would involve the Buyer, including but not limited to broker’s fee, finder’s fees or any similar compensation arrangement.

Section 2.6 Authorized Shares. As of the Closing (i) the total number of authorized shares of common stock of the Company shall be 300,000,000 par value $0.000001 per share, and that the total number of shares of common stock of the Company issued and outstanding shall be 29,034,000. (ii) the total number of authorized shares of preferred stock of the Company shall be 10,000,000, par value $0.000001 per share, and that the total number of shares of said preferred stock of the Company issued and outstanding shall be 10,000,000.

Section 2.7 Litigation. To the knowledge of the Seller, (i) there is no claim, legal action, suit, arbitration, investigation or inquiry regardless of how such proceeding is named, or hearing, notice of claims or other legal, administrative or governmental proceedings pending or, to the knowledge of the Seller, threatened against the Seller or the Company; and (ii) there is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which the Seller or the Company is a party or to which it or any of its assets is subject. Neither the Company, nor any officer, key employee or 5% stockholder of the Company in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency. The Securities and Exchange Commission (the “SEC”) has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”).

Section 2.8 Existence and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, under the name “PhoneBrasil International, Inc., f/k/a Utz Technologies, Inc.)”, and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

Section 2.9 Employee Matters. There are no outstanding employment obligations of the Company owed to Seller or any third party. The Company shall have no obligations whatsoever, for any compensation or other amounts payable to any employee, director, consultant, or independent contractor of the Company, including, but not limited to bonus, salary, compensation, accrued vacation, fringe, pension or profit sharing benefits or severance paid or payable to any employee, director, consultant or independent contractor of the Company relating to service with or for the Company at any time prior to the Closing Date. The Company has no outstanding payroll tax obligations.

Section 2.10 Subsidiaries. The Company has no subsidiaries.

Section 2.11 Books and Records. The Company’s books and records, financial and otherwise, are in all material respects complete and correct and are in the offices of Seller.

Section 2.12 Taxes. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and has paid all taxes required to be paid as evidenced on the face of the returns. There are no liens for taxes upon the assets of the Company except for statutory liens for current taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. The Company has not received any notice of audit or tax examination, is not undergoing any audit or tax examination of its tax returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for taxes which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by the Company with respect to any tax returns. The Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last three years which change would affect the accounting for tax purposes, directly or indirectly, of its business. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any taxes due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

Section 2.13 SEC Reports. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The financial statements included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The agreements and documents described in the SEC Reports conform in all material aspects to the descriptions thereof contained therein and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Reports or to be filed with the Commission as exhibits to the Registration Statement, that have not been so described or filed.

Section 2.14 Capitalization; Free-Trading Shares. The authorized capital stock of the Company consists of 30,000,000 shares of common stock, of which 29,034,000 shares are issued and outstanding and 10,000,000 shares of preferred stock, of which 10,000,000 shares of Preferred A are issued and outstanding. Of the total issued and outstanding shares of common stock of the Company, 24,500,000 shares of common stock are “restricted securities” under applicable U.S. federal and state securities laws and the remaining 4,534,000 shares are non-restricted securities and their certificates do not contain a legend.

Section 2.15 Trading, DTC Eligibility and Market Makers. The Common Stock of the Company is DTC (Depository Trust Corporation) eligible and is being quoted on the OTC Pink Market under the trading symbol “PBHR”. The Company has one market makers as of the date hereof.

Section 2.16 Liabilities. To the knowledge of the Seller, the Company has no liabilities, actual or contingent, to any third party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to and to obtain the reliance of Seller, Buyer represents and warrants to Seller that each of the following are true, correct, and complete as of the Effective Date and will be correct and complete as of the Closing. All references in this Agreement to “knowledge of the Buyer” shall mean the actual knowledge, after reasonable investigation.

Section 3.1 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Buyer is a party. Buyer has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 3.2 Restricted Shares. Buyer acknowledges that the Shares purchased have not been registered under the Securities Act or any state securities laws, will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act which relate to private offerings, will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and the Buyer must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. Buyer acknowledges that the shares shall bear restrictive legends.

Section 3.3 Buyer’s Sophistication. Buyer (i) acknowledges that the purchase of Shares involves a high degree of risk in that the Company has no current business operations or plans and may require substantial funds; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares; (iii) has such knowledge and experience in finance, securities, investments, including investment in non-listed and non-registered securities, and other business matters so as to be able to protect its interests in connection with this transaction; (iv) that the sale of the Shares to Buyer is not registered with the US Securities and Exchange Commission or with the securities administrator of any state; (v) that the Shares are being sold pursuant to an exemption from such registration requirements; and (vi) the Shares are “restricted securities” that will bear a restrictive legend prohibiting their further transfer without registration or any exemption therefrom.

Section 3.4 Brokers and Finders. The Buyer represents and warrants that he/she/it has made no agreements involving any fees of any type that relate to this Agreement and that would involve the Seller, including but not limited to broker’s fee, finder’s fees or any similar compensation arrangement.

Section 3.5 Due Diligence Materials Provided. Buyer acknowledges that Seller has provided Buyer provided Buyer with copies of certain corporate books and records relating to the Company in Seller’s possession or control. Buyer acknowledges that Seller has only recently become the controlling shareholder of the Company and has obtained control of the Company through court process which, by its nature, provides Seller with only very limited information regarding the Company, its history, its financial condition and any potential debts, obligations, liabilities or other claims. Buyer understands that there may be significant obligations, claims or other obligations against the Company of which the Seller is unaware that would make the Company unsuitable for the business operations therein contemplated by Buyer, and Buyer expressly assumes such risk.

ARTICLE IV

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 4.1 Seller’s Delivery. On the Closing Date, the Seller shall deliver the following to Buyer, conditioned upon (i) all of Buyer’s representations and warranties set forth in Article III, above, shall be true and correct as of the Closing, and (ii) Buyer’s performance of its delivery obligations in section 4.2, below:

(a)	The Shares together with an executed stock power and medallion guarantee if required for transfer or other instruction required for the transfer of the Shares to Buyer. If necessary, after the sale closes the Seller shall also execute such other certificates or other documents reasonably necessary to transfer the Shares to Buyer. If the Shares are to be transferred electronically in book form, then irrevocable instructions from the Seller to the Company’s transfer agent directing the transfer of the Shares to the Buyer.

(b)	Written consent from the Company’s board of directors appointing Buyer’s designee to the board of directors, effective upon Closing immediately prior to the resignation of the current director.

(c)	Written resignation from all members of the Company’s board of directors excepting only Buyer’s designee, effective upon Closing.

(d)	A written resignation from all officers of the Company, effective upon Closing.

(e)	A current list of shareholders.

(f)	A written waiver and release from Seller in favor of the Company of any debt obligation owed to Seller.

(g)	Executed documents necessary to change the domicile of the Company from New Jersey to Nevada and evidence that the Company has obtained the consent of a majority of the voting power of each class of outstanding securities approving of the change of domicile and provided notice to all non-consenting shareholders.

Section 4.2 Buyer’s Delivery. On the Closing Date, Buyer shall deliver the following to Seller, conditioned upon (i) all of Seller’s representations and warranties set forth in Article II, above, shall be true and correct as of the Closing, and (ii) Buyer’s performance of its delivery obligations in section 4.1, above:

(a)	Purchase Price in immediately available good funds.

(b)	A written consent to serve on the Company’s board of directors by the Buyer’s nominee, effective upon Closing, including the nominee’s mailing address.

(c)	A written consent from Buyer’s nominee to serve as the President and as other officers of the Company, effective upon Closing, including the nominee’s mailing address.

(d)	A written consent from the Buyer’s nominee to the board of directors, acting in his or her capacity as the sole director of the Company, appointing Buyer’s nominee to serve as President and to other offices of the Company, effective upon Closing.

(e)	A written acceptance from Buyer’s nominee to serve as the statutory resident agent for the Company, effective upon Closing, together with the new registered office for the Company which registered office shall be a street address and not a post-office box or similar mail drop service.

Section 4.3 Nevada Reincorporation. The Parties agree that, following closing, Buyer will undertake to reincorporate the Company in the State of Nevada. Seller will reasonably cooperate with Buyer to effectuate the reincorporation and pay for the mailing to shareholders who do not consent to the reincorporation.

Section 4.4 SEC Reporting. Seller will co-operate with Buyer or its assigns in connection with the audit for the year ending December 31, 2020 including causing David Lazar to sign any required representation letters.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notification of OTC Markets and FINRA. Buyer shall, not later than forty-eight (48) hours following the Closing take the following actions:

(a)	Notify OTC Markets of the new address and resident agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President. Buyer shall promptly pay any fees associated with this notice.

(b)	Notify FINRA corporate actions office, as required by its rules and procedures, of the change in control of the Company, the new address and resident agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President, and the new controlling shareholder(s) of the Company. Buyer shall promptly pay any fees associated with this notice.

(c)	Confirm to Seller in writing to Seller and by providing copies of the notices and filings provided to OTC Markets and FINRA, that Seller has performed its obligations pursuant to Sections 5.1(a) and (b) above.

Section 5.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it, sent by overnight carrier or email to the addresses set forth in this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or sent.

Section 5.3 Attorneys’ Fees. Except as expressly provided herein, each party will be responsible for their own attorney’s fees.

Section 5.4 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence (a) the existence and terms of this Agreement and the transactions contemplated hereby, and (b) all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In addition, no party shall issue any press release or other public announcement concerning this Agreement, its existence or the transactions contemplated by this Agreement, without the prior written approval of the remaining parties.

Section 5.5 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 5.6 Survival; Termination; Limitation of Seller’s Liability. The representations, warranties and covenants of the respective parties shall survive the Closing and the consummation of the transactions herein contemplated six (6) weeks after the Closing Date. In no instance shall the liability of Seller (including, without limitation its owners or managers) arising hereunder or by reason of or related to any of the transactions contemplated hereby exceed the amounts actually paid by Buyer to Seller under this Agreement.

Section 5.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 5.8 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 5.9 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 5.10 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 5.11 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party. This contract is between Seller and Buyer. No person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 5.12 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 5.13 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 5.14 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; and (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof.

Section 5.15 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete sale contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

Section 5.16  Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of New Jersey applicable to agreements made and to be performed wholly within such jurisdiction and without regard to its conflicts of laws principles. Any dispute arising out of this Agreement shall be resolved in the state or federal courts sited in Essex County, New Jersey to the exclusion of all other venues. The prevailing party in any such action shall be entitled to an award of costs and its reasonable attorney’s fees.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification Obligation. Each party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other party along with its officers, directors, managers, employees, and authorized agents, and each person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act of 1933 (the “Securities Act”) or Section 20 of the Exchange Act (an “Indemnified Party”) from and against any damages, and any action in respect to which the Indemnified Party becomes subject to, resulting from, arising out of this Agreement or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in this, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such damages are incurred, except to the extent such damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s, recklessness or willful misconduct in performing its obligations under this Agreement.

Section 6.2 Indemnification Procedure.

(a)	An Indemnified Party must promptly give the other party notice of any legal action. But a delay in notice does not relieve an Indemnifying Party of any liability to any Indemnified Party, except to the extent the Indemnifying Party shows that the delay prejudiced the defense of the action.

(b)	The Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Parties. After assuming the defense, the Indemnifying Party:

(i)	must select counsel (including local counsel if appropriate) that is reasonably satisfactory to the Indemnified Parties;

(ii)	is not liable to the other party for any later attorney’s fees or for any other later expenses that the Indemnified Parties incur, except for reasonable investigation costs;

(iii)	must not compromise or settle the action without the Indemnified Parties consent (which may not be unreasonably withheld); and

(iv)	is not liable for any compromise or settlement made without its consent.

(c)	If the Indemnifying Party fails to assume the defense within 10 days after receiving notice of the action, the Indemnifying Party shall be bound by any determination made in the action or by any compromise or settlement made by the Indemnified Parties, and also remains liable to pay the Indemnified Parties’ legal fees and expenses.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller		Buyer

Custodian Ventures LLC.

By:	/s/ David Lazar	By:	/s/ Ross DiMaggio
Name:	David Lazar	Name:	Ross DiMaggio
Title:	CEO	Title:	CEO

Address of Seller for Notices:		Address of Buyer for Notices:

Email:		Email:

With a copy to (which shall not constitute notice):

EXHIBIT A

Form of Escrow Agreement

THIS ESCROW AGREEMENT (the “Agreement”) is entered into as of December 7, 2020, by and among Custodian Ventures LLC (the “Seller”), DR Shell LLC, a Delaware limited liability company (the “Buyer”), and Nason, Yeager, Gerson, Harris & Fumero, P.A. (the “Escrow Agent”).

WHEREAS, the Buyer has purchased certain Shares of PhoneBrasil International, Inc. pursuant to a Securities Purchase Agreement dated the date of this Agreement (the “SPA”). All capitalized words and phrases shall have the meaning in the SPA unless defined by this Agreement;

WHEREAS, the Buyer has deposited $15,000 (the “Escrow Amount”) into escrow to be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, the Buyer shall deliver to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds pursuant to the wire transfer instructions annexed as Exhibit A, unless the Escrow Agent approves a different method of delivery:

2. Release of Escrow Amount. The Escrow Agent shall hold and release the Escrow Amount only in accordance with the terms and conditions of this Agreement. The Escrow Agent shall distribute and release the Escrow Amount as follows:

(a) Following 60 days from the date of this Agreement, the Escrow Agent shall deliver the Escrow Amount to the Seller in accordance with the instructions on Exhibit B, unless the Buyer provides the Seller and the Escrow Agent that claims have been made or are being made with respect to an alleged breach of the Seller’s representations and warranties or a failure by the Seller to comply with any covenants under the SPA.

(b) The Escrow Agent shall be entitled to rely upon written instructions jointly executed by the Buyer and the Seller confirming evidence of delivery.

The Escrow Agent may request any written representations, certifications and documents in the Escrow Agent’s absolute discretion before releasing any funds from escrow.

(c) All funds to be delivered to the Seller be shall be delivered pursuant to the wire instructions to be provided in writing by the Seller to the Escrow Agent. The Escrow Agent shall rely upon the telephone number provided in this Agreement in seeking to orally confirm the wire transfer instructions.

Exhibit A-1

(d) Notwithstanding any other provision in this Agreement to the contrary, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Escrow Amount (or any portion thereof) in accordance with the Court Order.

(e) The Buyer and the Seller acknowledge that the only terms and conditions upon which the Escrow Amount is to be released are set forth in Section 2 of this Agreement. The Buyer and the Seller reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Escrow Amount. Any dispute with respect to the release of the Escrow Amount shall be resolved pursuant to Section 5 or by written agreement between the Buyer, the Seller and the Broker.

 3. Ownership of Escrow Amount. While the Escrow Agent is holding the Escrow Amount, the Escrow Amount shall not become the property of the Escrow Agent, or be subject to the debts of the Escrow Agent or any other party to this Agreement, and the Escrow Agent shall make or permit no disbursements from the escrow except as expressly provided herein. At such time as the Escrow Agent shall have made the payment of all funds held in escrow as provided for in this Agreement, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

4. Conditions to Escrow. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Buyer or the Seller, except as expressly set forth herein. The Seller and the Buyer agree that the Escrow Agent does not assume any responsibility for the failure of the Seller or the Buyer to perform in accordance with this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities, and immunities.

(a) In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful act or omission, and it shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given with respect to any question relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons, and to conform with the provisions of this Escrow Agreement.

(b) The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties to this Agreement. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

Exhibit A-2

(c) The Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether the Seller or the Buyer is entitled to receipt of the Escrow Amount (or any portion thereof) pursuant to any other agreement, or otherwise; (ii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iii) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (iv) shall not be under any duty to give the property held by the Escrow Agent hereunder any greater degree of care than the Escrow Agent gives its own similar property; and (v) may consult counsel satisfactory to the Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(d) The Buyer agrees to reimburse the Escrow Agent for its attorneys’ fees in the event of the Escrow Agent files a complaint pursuant to Section 5.

(e) The Escrow Agent may at any time resign as the Escrow Agent hereunder by giving five days’ prior written notice of resignation to the Buyer, the Seller and the Broker. Prior to the effective date specified in such notice, the Buyer will issue to the Escrow Agent instructions authorizing delivery of the Escrow Amount to a substitute escrow agent selected by the Buyer. If no successor escrow agent is named by the Buyer, the Escrow Agent may apply to a court of competent jurisdiction in the State of Florida, County of Palm Beach for appointment of a successor escrow agent, and to deposit the Escrow Amount with the clerk of any such court.

(f) The provisions of this Section 4 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

5. Dispute Over Funds. If at any time a dispute shall exist as to the duties of the Escrow Agent and the terms hereof, the Escrow Agent may deposit said funds with any court of competent jurisdiction in the State of Florida, County of Palm Beach, and may interplead the parties hereto. Upon so depositing such funds and filing its complaint in the interpleader, the Escrow Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof.

6. Indemnification of the Escrow Agent. The Buyer, the Seller and the Broker hereby agree to indemnify, defend, and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as the Escrow Agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof unless the Escrow Agent is found by a court of competent jurisdiction to have committed a willful act or omission causing legal damages.

Exhibit A-3

7. Force Majeure. No party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control (“Force Majeure Events”), including, without limitation: (a) acts of God; (b) flood, fire, hurricane, tornado, or explosion; (c) war, invasion, riot, or other civil unrest; (d) government order or law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency, epidemic, pandemic or quarantine; and (h) strikes, labor stoppages or slowdowns or other industrial disturbances. The party suffering a Force Majeure Event shall give notice to the other parties, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

8. Governing Law; Jurisdiction. This Escrow Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the State of Florida. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be instituted in the federal or state courts located in Palm Beach County, Florida, and each party irrevocably submits to the exclusive jurisdiction and venue of such courts in any such legal suit, action, or proceeding.

9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby.

10. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

13. Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery or by email delivery as follows:

Buyer:	DR Shell LLC
______________________
______________________
Attention: Ross Dimaggio
Email: ________________

Exhibit A-4

Seller:	Custodian Ventures LLC
________________________
________________________
Attention: David Lazar, CEO
Email: _____________________

Escrow Agent:	Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Attention: Michael Harris, Esq.
Email: ______________________

or to such other address as any of them, by notice to the others may designate from time to time. The transmission confirmation receipt from the sender’s email service provider shall be conclusive evidence of successful email delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

14. Participation in Drafting. All parties to this Escrow Agreement and their respective legal counsel acknowledge that they have had the opportunity to participate equally in the drafting of this Agreement and that in the event of a dispute, no party shall be treated, for any purpose, as the author of this Agreement nor have any ambiguity resolved against it on account thereof.

15. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

16. Termination. This Agreement shall terminate upon the release of all of the Escrow Amount, or at any time upon the agreement in writing of the Buyer and the Seller.

17. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signatures to follow]

Exhibit A-5

IN WITNESS WHEREOF, the Buyer, the Seller and the Escrow Agent have executed this Escrow Agreement on the date and year first above written.

BUYER:

DW Shell LLC

By:
Manager

SELLER:

Custodian Ventures LLC

By:
David Lazar
CEO

ESCROW AGENT:

Nason, Yeager, Gerson, Harris & Fumero, P.A.

By:
Michael D. Harris
Director

Exhibit A-6

Exhibit A

Wire Transfer Instructions

Exhibit A-7

Exhibit B

Delivery Instructions

Exhibit A-8